CONSULTING AGREEMENT

This CONSULTING AGREEMENT ("Agreement") is entered into this 15th day of December 2023 (the "Effective Date"), by Flora Growth Corp., an Ontario corporation with a principal business address located at 365 Bay Street, Suite, 800, Toronto, ON M5H 2V1 ("Flora Growth"), and Clifford Starke ("Consultant"). Consultant and Flora Growth are referred to as "Parties" or "Party" herein.

WHEREAS, Flora Growth is publicly traded on the NASDAQ Capital Market and desires to engage Consultant as its Chief Executive Officer; and

WHEREAS, Consultant wishes to be engaged by Flora Growth as Chief Executive Officer on the Effective Date as set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term

Flora Growth shall engage Consultant, and Consultant shall be engaged by Flora Growth, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 7 below, Consultant's engagement pursuant to this Agreement shall be for a period of indefinite duration commencing on the Effective Date (the "Term"). The period of Consultant's engagement with Flora Growth shall be the "Engagement Period."

2. Services

(a) Commencing on the Effective Date, Consultant shall be engaged to provide services as Chief Executive Officer.  Consultant shall report to the Board of Directors of Flora Growth, who shall have the final and exclusive authority to direct, control and supervise the activities of Consultant. Consultant shall perform such services consistent with the position of Chief Executive Officer as may be assigned to him from time to time by the Board of Directors. Given the nature of the services being provided, it is acknowledged by the Consultant that he is a fiduciary of Flora Growth. In addition to the foregoing, Consultant shall perform services consistent with his appointment from time to time to any other consultant positions with Flora Growth or any of Flora Growth's related or affiliated entities (collectively, the "Flora Affiliates"). For the avoidance of doubt, Consultant may be appointed, removed, and reappointed to or from positions of any Flora Affiliate and any such action, other than a removal of Consultant as a Consultant of Flora Growth shall not constitute a termination of this Consulting Agreement.

(b) Consultant shall carry out his services set forth in this Agreement at his home office or remotely; provided, however, that Consultant's services require extensive and extended travel, which the parties expect, may involve travel approximately sixty percent (60%) of the time with fluctuations based upon business exigencies.

3. Extent of Services

(a) General. Except as provided herein, Consultant shall devote a substantial majority of his business time, attention, skill, and effort to the performance of services under this Agreement.

4. Fees

(a) Base Fee. Flora Growth shall pay Consultant a gross annual base fee ("Base Fee") of $420,000. For the avoidance of doubt, Consultant shall not be entitled to receive any other fees to the extent he serves as an officer, director, consultant or employee of any other Flora Affiliate. The Base Fee shall apply retroactively to the date of appointment as CEO and shall be paid in accordance with Flora Growth's normal payroll practices but not less frequently than monthly and Consultant shall be responsible for the timely payment of all income taxes and such other taxes as may be required by the appropriate governmental agencies.  The Flora Growth Board shall review Consultant's Base Fee annually any may increase it as it deems appropriate in its sole and absolute discretion.

(b) Stock Appreciation Rights. Flora Growth shall grant Consultant Stock Appreciation Rights ("SARs") valued at 12% of the total outstanding shares of Flora Growth Corp. on the grant date, which shall vest in 12 tranches with each tranche representing 1% of the total outstanding shares. The exercise price shall be the closing price on the grant date. The first tranche shall vest upon Flora Growth Corp. stock increasing by 50% from the share price at grant date with each tranche thereafter requiring an additional 50% increase in share price to vest in accordance with the following schedule:

Tranche	Percentage Increase in Flora Growth Share Price From Grant Date For Tranche to Vest
1	50%
2	100%
3	150%
4	200%
5	250%
6	300%
7	350%
8	400%
9	450%
10	500%
11	550%
12	600%

The SARs shall expire 10 years from the grant date with a post-termination exercise period of one year. In addition to the foregoing, all SARs granted hereunder shall remain unexercisable, and shall be subject to forfeiture, unless Flora Growth's shareholders approve such SAR grant at the company's annual shareholder meeting held on _____, 202_.

(c) Reimbursement of Business Expenses. Flora Growth shall reimburse Consultant for all reasonable travel, entertainment and other expenses incurred or paid by Consultant in connection with, or related to, the performance of his services to Flora Growth and the other Flora Affiliates under this Agreement in accordance with the reimbursement policy and procedure then adopted, from time to time, by Flora Growth and upon presentation by Consultant of reasonable documentation, expense statements, vouchers and such other supporting information as Flora Growth may reasonably request.

(d) Invoices. The Consultant shall submit to Flora Growth satisfactory invoices for the Services, together with statements and receipts for all eligible expenses claimed by the Consultant, at the end of each calendar month during the Term. Payment by Flora Growth shall be made to the Consultant within 30 days after Flora Growth's receipt of a satisfactory invoice and where applicable, statements and receipts for all eligible expenses claimed by the Consultant.

(e) Indemnity. Flora Growth shall indemnify and hold harmless the Consultant (the "Indemnified Party") from and against any and all losses, claims, causes of action, damages, liabilities and expenses, including attorney's fees (collectively, "Losses"), to which the Indemnified Party may become subject, insofar as such Losses (or actions in respect thereof) arise out of, relate to, or are based upon such Indemnified Party's services pursuant to the terms of this Agreement, or such Indemnified Party's exercise of his or her rights under this Agreement. Flora Growth will pay or reimburse the Indemnified Party for such Losses as they are incurred, including, without limitation, for amounts incurred in connection with investigating or defending any such Loss or action in respect thereof. Flora Growth hereby acknowledges that the Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, "Other Indemnitors"). Flora Growth hereby agrees, to the extent it is determined pursuant to the terms and conditions of this Agreement or an indemnification agreement that it has an obligation to indemnify or advance expenses to the Indemnified Party for a particular matter, (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnified Party are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Party are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnified Party and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of this Agreement, an indemnification agreement, and/or any directors and officers liability insurance of Flora Growth or its subsidiaries, without regard to any rights the Indemnified Party may have against the Other Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Flora Growth further agrees that no advancement or payment by the Other Indemnitors on behalf of the Indemnified Party with respect to any claim for which the Indemnified Party has sought indemnification from Flora Growth shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnified Party against Flora Growth. Flora Growth and the Indemnified Party agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section.

5. Independent Contractor

(a) In the performance of this Agreement, the Consultant will at all times act in the Consultant's own capacity and right as an independent contractor. Flora Growth will not be required to pay for or maintain any employee benefits, including workplace safety insurance (workers' compensation), Canada Pension Plan, employer health tax, employment insurance and other similar levies, nor to make withholdings and remittances for income tax in respect of any remuneration payable by Flora Growth to the Consultant pursuant to this Agreement or otherwise. The Consultant shall be solely responsible for making all such contributions, premium payments and income tax remittances in conformity with any applicable statutory requirements on the Consultant's own behalf.

(b) The Consultant is not an employee of Flora Growth and shall not be entitled to receive from Flora Growth any benefits whatsoever. The Consultant agrees that the Consultant is not entitled to the rights and benefits afforded to Flora Growth's employees, including participation in any of Flora Growth's group insurance plans, vacation pay, overtime pay, notice of termination, termination pay or severance pay. The Consultant expressly acknowledges and agrees that Flora Growth shall not, under any circumstances, be required to provide any notice or compensation or damages in lieu of notice of termination of the Services before the expiration of the Term, beyond that provided for under Sections 7 and 8 below.

(c) If required by applicable law, the Consultant shall be responsible for obtaining all necessary licenses and permits and for complying with all applicable laws, codes and regulations in connection with the provision of the Services. The Contractor shall provide Flora Growth with adequate evidence of its compliance with this requirement when requested by Flora Growth, including a clearance certificate at Flora Growth's request.

6. Indemnity. The Consultant further agrees to indemnify and hold the Corporation harmless from and against any and all costs, penalties, claims, liabilities, damages or losses arising from the establishment or characterization of the relationship between the Corporation and the Consultant as an independent contractor.

7. Termination

(a) Termination by Flora Growth for Cause. Flora Growth may terminate Consultant's engagement at any time for Cause upon written notice. For purposes of this Agreement, "Cause" for termination shall mean any of the following: (i) the conviction of Consultant of, or the entry of a plea of guilty to any indictable (or equivalent to Canadian indictable offence) or any other crime involving dishonesty; (ii) fraud, misappropriation or embezzlement in connection with engagement; (iii) breach of fiduciary duty or duty of loyalty by Consultant with respect to Flora Growth or any of the Flora Affiliates; (iv) Consultant's willful failure or refusal to perform lawful assigned responsibilities or comply with any lawful written directive of the Flora Growth Board that is commensurate with Consultant's position; (v) Consultant's gross negligence in the performance of his assigned responsibilities for Flora Growth or any Flora Affiliate that is not cured (if capable of cure, as determined by the Flora Growth Board in its reasonable judgment) within thirty (30) days following written notice to Consultant describing such gross negligence; (vi) any willful act or omission of Consultant that the Flora Growth Board reasonably determines has had a material adverse impact on Flora Growth's or any Flora Affiliate's reputation for honesty and fair dealing; (vii) the material breach by Consultant of this Agreement or any other contract with Flora Growth or any Flora Affiliate that is not cured (if capable of cure, as determined by the Flora Growth Board in its reasonable judgment) within thirty (30) days following written notice to Consultant describing such breach; (viii) the material violation by Consultant of any applicable policy of Flora Growth or any of the Flora Affiliates that is not cured (if capable of cure, as determined by the Flora Growth Board in its reasonable judgment) within thirty (30) days following written notice to Consultant describing such violation or (iv) any other misconduct that would constitute cause at common law.  For purposes of this Section 7(a), conduct is "willful" if Consultant engages in such conduct in bad faith or without a reasonable basis to believe that such conduct is required by law or otherwise in the best interests of Flora Growth.

(b) Termination by Flora Growth without Cause. Flora Growth may terminate Consultant's engagement at any time without Cause upon sixty (60) days' written notice. At Flora Growth's sole and absolute discretion, during all or any part of such notice period, Flora Growth may (i) instruct the Consultant to cease providing services and such action shall not constitute Good Reason, and/or (ii) provide pay in lieu of notice by paying one day of Base Fee for each day of notice not given. Any pay in lieu of notice shall not be offset against any entitlement Consultant may have to the Severance Payment pursuant to Section 8(c)(i) below.

(c) Termination by Consultant for Good Reason. Consultant may terminate his engagement with Flora Growth at any time for Good Reason, upon sixty (60) days' written notice by Consultant to Flora Growth. Consultant may not terminate this Agreement for Good Reason hereunder unless and until he has provided Flora Growth with written notice of the action which Consultant contends to be Good Reason (which notice must specify that such action constitutes the basis for a "Good Reason" resignation hereunder), such written notice is provided within sixty (60) days after the first occurrence of the event which Consultant contends to be Good Reason and Flora Growth has failed to reasonably remedy such action within thirty (30) days after receiving such written notice. For purposes of this Agreement, "Good Reason" for termination shall mean any of the following: (i) a material diminution of the scope of the Consultant's services; (ii) a material reduction in Consultant's Base Fee (except where such reduction applies to all senior consultants and/or senior members of management of Flora Growth); or (iii) a material breach of this Agreement by Flora Growth.  As used herein, "a material diminution in Consultant's services or responsibilities" shall mean the assignment to Consultant on a sustained basis of substantial services and responsibilities that are materially inconsistent with, and materially below those reasonably expected to be performed by a person in, Consultant's position with Flora Growth. For the avoidance of doubt, the removal of Consultant from any position with a Flora Affiliate shall not constitute Good Reason.

(d) Consultant's Death or Disability. Consultant's engagement with Flora Growth shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, "Disability" shall mean such permanent physical or mental impairment as would render Consultant unable to perform his services under this Agreement for more than one hundred eighty (180) days, subject to compliance with applicable human rights legislation. If Consultant's engagement is terminated by reason of Consultant's Disability, either party shall give thirty (30) days' advance written notice to that effect to the other. This Section 7(d) is intended to be interpreted and applied consistent with any laws, statutes, regulations, and ordinances prohibiting discrimination, harassment, or retaliation on the basis of a disability.

(e) Termination by Consultant without Good Reason. Consultant may terminate his engagement with Flora Growth at any time without Good Reason upon giving Flora Growth sixty (60) days' written notice.  At Flora Growth's sole and absolute discretion, during all or any part of such notice period, Flora Growth may (i) relieve Consultant of all or any part of his services (and such action shall not constitute Good Reason) and pay the Consultant's Base Fees until the end of the sixty (60) day notice period.

8. Effect of Termination

(a) General. Regardless of the reason for any termination of this Agreement (other than terminations due to Consultant's death or Disability, which are covered by Sections 8(e)(i) and (ii) below, respectively), Consultant shall be entitled to receive each of the following: (i) payment of any unpaid portion of his Base Fee through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his services hereunder in accordance with Section 4(g) above; and (iii) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan of Flora Growth or a Flora Affiliate;

(b) Reserved.

(c) Termination by Flora Growth without Cause or by Consultant for Good Reason. If, Flora Growth terminates Consultant's engagement without Cause pursuant to Section 7(b) above or Consultant terminates his engagement for Good Reason pursuant to Section 7(c) above, and such termination is effective during the Term, then Consultant shall only be entitled to receive, and Flora Growth shall pay, in addition to the items referenced in Section 8(a) above, the following:

(i) An aggregate amount equal to one and a half times (1.5x) his Base Fee at the rate in effect on his last day of engagement (but in no event less than the Base Salary enumerated in Section 4(a) above) (the "Severance Payment"), less all legally required payroll deductions and withholdings. Fifty percent (50%) of the Severance Payment shall be paid in a lump sum within 15 business days following Flora Growth's receipt of the Release (as referenced in Section 8(g) below) (the "Payment Date") and the remaining fifty percent of the Severance Payment shall be paid in twelve monthly installments commencing on the Payment Date. The twelve (12)-month period during which Severance Payments shall be tendered is the "Severance Payment Period."

(d) Termination by Consultant for Cause or without Good Reason. If Flora terminates this Agreement for Cause, or Consultant terminates this Agreement without Good Reason, Consultant shall only be entitled to receive the payments and benefits described in Section 8(a).

(e) Termination upon Death or Disability

(i) If Consultant's engagement terminates in the event of his death, Consultant's estate shall be entitled to receive (a) payment of any unpaid portion of his Base Fee through the date of his death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan of Flora Growth or the Flora Affiliates and (c) a pro-rata share of any bonus to which he otherwise would have been entitled for the calendar year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to still-employed senior officers of Flora Growth. Consultant's estate shall not be entitled to receive any severance pay or benefits or other amounts for termination due to his death other than as provided in this Section 8(e)(i); and

(ii) In the event Consultant's engagement terminates due to his Disability, he shall be entitled to receive his Base Fee through the date he is terminated due to his Disability. Consultant also shall be entitled to receive a pro-rata share of any bonus to which he otherwise would have been entitled for the calendar year in which his engagement terminates due to his Disability, paid at the time discretionary annual bonuses are paid to still-employed senior officers of Flora Growth. Consultant shall receive no severance pay or benefits for termination due to his Disability other than as provided in this Section 8(e)(ii).

(f) Termination following Change in Control. If a Change in Control (as defined below) occurs during the Term, the following provisions shall apply:

(i) Termination without Cause or for Good Reason. If Consultant's engagement is terminated without Cause or Consultant terminates his engagement for Good Reason within three (3) months prior to or twelve (12) months following a Change in Control, the termination shall be treated as a termination pursuant to Section 8(c) above; provided, however that the Severance Payment shall be one and one half times (1.5X) Consultant's Base Fee. If the Consultant's termination occurs during the 3-month period prior to a Change in Control, the same payments schedule as set forth in Section 8(c) shall apply with any additional severance amount owed due to the increased Severance Payment paid within thirty (30) days of the Change in Control.

For purposes of this Agreement, a "Change in Control" means a (i) Change in Ownership of Flora Growth, (ii) Change in Ownership of Assets of Flora Growth, or (iii) a Change in Effective Control of Flora Growth, as described herein and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(A) A "Change in Ownership of Flora Growth" shall occur on the date that any Person acquires, or Persons Acting as a Group acquire, ownership of the equity interests of Flora Growth that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Flora Growth. However, if any Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Flora Growth, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Flora Growth. An increase in the percentage of equity interests owned by any Person, or Persons Acting as a Group, as a result of a transaction in which Flora Growth acquires its equity interests in exchange for property shall be treated as an acquisition of equity interests.

(B) A "Change in the Ownership of Assets of Flora Growth" shall occur on the date that any Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Flora Growth that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of Flora Growth immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Flora Growth, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(C) A "Change in Effective Control of Flora Growth" shall occur on the date more than fifty percent (50%) of the members of the Flora Growth Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the existing members of the Flora Growth Board.

The following rules of construction apply in interpreting the definition of Change in Control:

(D) A "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Flora Growth and by entities controlled by Flora Growth or an underwriter of the equity interests of Flora Growth in a registered public offering.

(E) Persons shall be considered to be "Persons Acting as a Group (or a Group)" if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with Flora Growth. If a Person owns equity interests in both Flora Growth and the other corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction, such holder is considered to be acting as a Group with other holders only with respect to the ownership in the entity giving rise to the change and not with respect to the ownership interest in Flora Growth. Persons shall not be considered to be acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(F) For purposes of this definition, fair market value shall be determined by the Flora Growth Board.

(G) A Change in Control shall not include a transfer to a related person as described in Code Section 409A.

(H) For purposes of this definition, Code Section 318(a) applies to determine ownership. Equity underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for equity that is not substantially vested (as defined by Treasury Regulation §§1.83-3(b) and (j)), the equity underlying the option is not treated as owned by the individual who holds the option.

(g) Release. The Consultant acknowledges and agrees that the amounts and entitlements that are provided under this Section 8 are reasonable and shall be in full satisfaction of all terms of the cessation of the Consultant's engagement and the Consultant shall have no other entitlement (including to anticipated earnings or damages of any kind), whether under statute, contract, common law or otherwise. As a condition precedent to any entitlement under this Section that exceeds Base Fees and expense reimbursement to the date of termination, the Consultant agrees to deliver to Flora Growth before any receipt of such entitlement, a fully executed full and final release from all actions or claims (save any action or claim that cannot be released by operation of statute) in favour of Flora Growth, Flora Affiliates, subsidiaries, and its and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to Flora Growth and within the timelines specified by Flora Growth.

(h) Cooperation. Following the Engagement Period, Consultant shall assist and cooperate with Flora Growth and the Flora Affiliates in the orderly transition of work to others if so requested by Flora Growth or the Flora Affiliates. Consultant shall cooperate with Flora Growth and the Flora Affiliates and be responsive to requests for information by any of them relating to their respective business matters about which Consultant may have information or knowledge and reasonably assist Flora Growth and the Flora Affiliates, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to Flora Growth's or any Flora Affiliate's business as to which business Consultant had relevant knowledge, and Flora Growth shall reimburse Consultant for reasonable costs, including attorneys' fees and expenses, actually incurred by Consultant in connection with such assistance.

9. Confidentiality

(a) Definition of Proprietary Information. Consultant acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to Flora Growth's or a Flora Affiliate's past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of Flora Growth or any Flora Affiliates or of a third party which provided proprietary information to either or both on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by Flora Growth, the Flora Affiliates, and Consultant as proprietary and confidential information of Flora Growth and the Flora Affiliates (the "Proprietary Information").

(b) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include (i) information disseminated by Flora Growth or Flora Affiliates on a non-confidential basis to third parties in the ordinary course of business; (ii) information in the public domain not as a result of a breach of any duty by Consultant or any other person; or (iii) information that Flora Growth or Flora Affiliates, as the case may be, does not consider confidential.

(c) Obligations. Both during the Engagement Period and after termination of his engagement for any reason, (the "Nondisclosure Restricted Period"), Consultant shall preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Consultant shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of Flora Growth or Flora Affiliates without a legitimate business need to know; (ii) remove the Proprietary Information from Flora Growth's or any of the Flora Affiliate's premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party, in each of the foregoing cases during the Nondisclosure Restricted Period.

(d) Permitted Disclosure as Required By Law. Nothing in this Agreement or any other agreement between Flora Growth and the Consultant or any policy of Flora Growth:

(i) prohibits the Consultant from disclosing Proprietary Information as required by any law or court, provided that before disclosure is made, notice of the requirement is given to Flora Growth where it is within the Consultant's control to provide such notice, and to the extent possible in the circumstances, Flora Growth is afforded an opportunity to dispute the requirement for disclosure; or

(ii) limits the disclosure of Proprietary Information as pursuant to any applicable regulatory whistleblowing legislation.

(e) Communications with Government Agencies. Nothing in this Agreement or any other agreement between Flora Growth and Consultant or any policy of Flora Growth:

(i) prohibits Consultant from communicating the the Securities and Exchange Commission, or any other government agency (each a "Government Agency") about a potential violation of the law;

(ii) limits Consultant's ability, without notice to or approval from Flora Growth:

(A) to file a charge or complaint with a Government Agency;

(B) to participate in an investigation or proceeding conducted by a Government Agency; or

(C) to provide information or documents to a Government Agency in connection with an investigation or proceeding.

(iii) restricts Consultant's right to receive a reward or incentive for information provided to a Government Agency.

(f) Return of Proprietary Information. Consultant acknowledges that all the Proprietary Information pre-existing, used or generated during the course of his engagement by Flora Growth is the property of Flora Growth and the Flora Affiliates, as the case may be, and Consultant holds and uses such as a trustee for Flora Growth or the Flora Affiliates and subject to Flora Growth's and the Flora Affiliates' sole control. Consultant shall deliver to Flora Growth or the Flora Affiliates, as applicable, all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the Flora Growth Board or the applicable Flora Affiliate.

(g) Effect of Cessation of Engagement. The Consultant agrees that, upon cessation of the Consultant's engagement, the Consultant shall be deemed to have immediately resigned any position that the Consultant may have as an officer or director of Flora Growth together with any other office, position or directorship which the Consultant may hold in any Flora Affiliates. In such event, the Consultant shall, at the request of Flora Growth and Flora Affiliates, promptly sign all documents appropriate to evidence such resignations. The Consultant shall not be entitled to any payments or damages in respect of these resignations in addition to those provided for herein.

10. Non-Competition and Non-Solicitation

The following definitions shall apply for the purpose of this Section 10:

(i) "Competing Business" shall mean any natural person or entity engaged in the business of selling, manufacturing or distributing cannabis or cannabis related products.

(ii) "Customer" shall mean any Person with which Flora Growth or Flora Affiliates has an existing sales contract with or whom purchases a material amount of goods and/or services from Flora Affiliates.

(iii) "Prospective Customer" shall mean any person or entity to whom Consultant or Flora Growth or any of the Flora Affiliates sent or delivered a written sales proposal, quote or contract, or with whom Consultant or Flora Growth or any of the Flora Affiliates had business contact for the purpose of developing that person or entity into a customer of Flora Growth or a Flora Affiliate.

(iv)  "Restricted Area" shall mean within the United States and any other geographic area included in Flora Growth's and any Flora Affiliate's business plans.

(v) "Restricted Period" shall mean the Engagement Period and a period of twelve (12) months following the resignation, or termination of Consultant's engagement for any reason.

(vi) "Solicit" shall mean to knowingly solicit, call upon, or initiate communications or contacts with a person or entity for the purpose of developing or continuing a business relationship.

(a) Non-Solicitation of Customers. During the Restricted Period, Consultant shall not (except on behalf of Flora Growth or a Flora Affiliate) Solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any Customer or Prospective Customer of Flora Growth or any of the Flora Affiliates for any line of business that Flora Growth or Flora Affiliates conducts or plans to conduct as of the date of Consultant's termination of engagement for the purpose of conducting, marketing or providing for a Competing Business.

(b) Non-Solicitation of Employees. During the Restricted Period, Consultant shall not, directly or indirectly, Solicit or employ or cause any business, other than an affiliate of Flora Growth or Flora Growth, to Solicit or employ any person who is then or was at the time of Consultant's termination as a consultant of Flora Growth or any of the Flora Affiliates and who is at the time of such consultant's separation from Flora Growth or Flora Affiliates, a director, vice president, senior vice president, Consultant vice president or similar position of Flora Growth or any of the Flora Affiliates, except to the extent that such action is undertaken in the ordinary course of hiring practices (e.g., an employment solicitation that is transmitted generally to the public or in the industry, rather than one that is targeted directly to any such Flora Growth or Flora Affiliates' employee).

(c) Acknowledgement. Consultant acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of Flora Growth and the Flora Affiliates as the result of his engagement with Flora Growth, as well as access to the relationships between Flora Growth and the other Flora Affiliates and their respective clients and employees. Consultant further acknowledges that the business of Flora Growth and the Flora Affiliates is very competitive and that competition by him in that business during the Engagement Period and the Restricted Period would severely injure Flora Growth and the Flora Affiliates, as the case may be. Consultant understands that the restrictions contained in this Section 10 are reasonable and are required for Flora Growth' and the Flora Affiliates' legitimate protection, and do not unduly limit his ability to earn a livelihood.

(d) Judicial Modification; Severability. If a court or arbitrator of competent jurisdiction determines that any provision of this Section 10 is overly broad or otherwise unenforceable, it is the intention of the parties that such court or arbitrator shall modify such provision to the minimum extent necessary to render such provision enforceable and then enforce such provision as modified. If any provision of this Agreement cannot be enforced, notwithstanding judicial modification as provided in this Section 10(e), such unenforceable provision shall be severed from this Agreement.

(e) Successors and Assigns. Flora Growth and its successors and assigns may enforce these restrictive covenants.

11. Consultant Representations

Except as otherwise identified in this Agreement, Consultant is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

12. Arbitration

(a) Jury Trial Waiver, Arbitration. ALL ISSUES, MATTERS AND DISPUTES BETWEEN THE PARTIES REGARDING THE PARTIES' ENGAGEMENT RELATIONSHIP OR TERMINATION OF THAT RELATIONSHIP, INCLUDING THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT, SHALL BE SUBMITTED TO AND DECIDED BY BINDING ARBITRATION IN TORONTO, ONTARIO. Consultant agrees, on behalf of Consultant and his agents or assigns that, except as otherwise provided in this paragraph, all potentially litigable claims or controversies arising out of this Agreement, Consultant's engagement with Flora Growth, or the termination of that engagement, shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act. Said arbitration will be conducted before a mutually acceptable arbitrator with JAMS under JAMS' Commercial Arbitration Rules and Mediation Procedures. If the Parties cannot agree upon an arbitrator, the claim or controversy shall be arbitrated by a single arbitrator selected in accordance with the applicable JAMS' rules. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal or provincial court or agency under applicable federal or provincial laws, arising out of or relating to Consultant's engagement with Flora Growth and the termination thereof, including claims Consultant may have against Flora Growth or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that Flora Growth may have against Consultant. Neither Flora Growth nor the Consultant may pursue or participate in any claim against the other (i) as a class action or collective action; (ii) in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated; (iii) in the capacity of a class member in any action, proceeding or arbitration against any party to this agreement; or (iv) absent the written consent of all parties, on a consolidated basis. Arbitration shall be brought solely on an individual basis and not on a class, group, collective, or representative basis, and the arbitrator in any arbitration under this Agreement has no power or authority to conduct the arbitration as a class or collective action or in a representative capacity. The arbitrator has the authority to award any type of relief or damages that could otherwise be awarded by a judge or jury to the Consultant or Flora Growth in their individual capacities. The arbitrator shall not, however, modify or disregard any provision of this Agreement. ARBITRATION AS PROVIDED IN THIS AGREEMENT SHALL BE THE EXCLUSIVE AND BINDING REMEDY AND WILL BE USED INSTEAD OF ANY COURT ACTION OR JURY TRIAL, WHICH IS HEREBY EXPRESSLY WAIVED. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys' fees and expenses, except that in the event Flora purports to terminate Consultant's employment for Cause and Consultant challenges such termination and prevails in arbitration with respect to such challenge, then in addition to any other remedies at law or in equity that Consultant may be able to recover. Consultant shall be entitled to recover his reasonable attorney's fees and expenses incurred in connection with such challenge.

(b) Injunctive Relief Pending Arbitration.  Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction at any time for (i) an order compelling arbitration pursuant to this Agreement and/or (ii) temporary and/or preliminary injunctive relief to preserve the status quo and prevent irreparable harm pending arbitration.

(b) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid or (iii) in the case of email transmission or delivery by nationally recognized overnight deliver service, when received, addressed as follows:

(i) If to Flora Growth, to:

Flora Growth Corp.

3406 SW 26th Terrace, Suite C-1

Fort Lauderdale, FL 33312

(ii) If to Consultant, to:

Clifford Starke

Address on File

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(c) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.  The Consultant hereby waives any right to assert any claim based on any precontractual representations, negligent or otherwise, made by Flora Growth or its representatives

(e) Amendment. This Agreement may be amended or modified only after approval by the Flora Growth Board and by a written instrument executed by both Flora Growth and Consultant.

(f) Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the Province of Ontario and laws of Canada applicable therein, without regard to its conflicts of laws principles.

(g) Successors and Assigns; Change in Control. This Agreement shall be binding upon and inure to the benefit of both parties and each of its successors and assigns, including any entity with which or into which Flora Growth may be merged or which may succeed to its assets or business or any entity to which Flora Growth may assign its rights and obligations under this Agreement; provided, however, that the obligations of Consultant are personal and shall not be assigned or delegated by him.

(h) Waiver. No delays or omission by Flora Growth or Consultant in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Flora Growth or Consultant on any one (1) occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(i) Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j) Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(k) Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

(l) Survival. The provisions of Sections 5 through 12 of this Agreement shall survive any termination of Consultant's engagement.

13. Approvals

The effectiveness of this Agreement is subject to the approval of the Flora Growth Board. Delivery of this Agreement executed by Flora Growth to Consultant shall be deemed conclusive evidence of such approval and upon such approval this Agreement shall be deemed effective as of the Effective Date.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

CONSULTANT:	FLORA GROWTH CORP.

/s/ Clifford Starke	By:	/s/ Edward Woo
Clifford Starke		Name: Edward Woo
Title: Director